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                                                                     EXHIBIT 5.1

                   ATER WYNNE HEWITT DODSON & SKERRITT, LLP
                         222 S.W. COLUMBIA, SUITE 1800
                            PORTLAND, OREGON 97201
                             (503)226-1191 (PHONE)
                              (503)226-0079 (FAX)

                               January 29, 1998



Board of Directors
Planar Systems, Inc.
1400 N.W. Compton Drive
Beaverton, OR  97006

Gentlemen:

     In connection with the registration of 1,200,000 shares of common stock, no par value (the "Common Stock"), of Planar Systems, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on January 29, 1998, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1996 Stock Incentive Plan (the "1996 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 1996 Plan, when such shares have been delivered against payment therefor as contemplated by the 1996 Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                    Very truly yours,

                                    /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                                    Ater Wynne Hewitt Dodson & Skerritt, LLP